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Marathon Petroleum Corporation

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Dear Fellow Shareholders,

The 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Marathon Petroleum Corporation
(“MPC,” “our” or “we”) will be held on Wednesday, April 28, 2021, beginning at 10 a.m. EDT online at www.virtualshareholdermeeting.com/MPC2021. Our Proxy Statement for the virtual meeting was filed with the Securities and Exchange Commission on March 15, 2021 and is available under the “Investors” tab of our website by selecting “Annual Report and Proxy Statement.”

We are providing this supplemental information to ask for your support at the Annual Meeting on Proposal 3, which asks shareholders to approve, on an advisory basis, our named executive officer compensation (“Proposal 3” or “Say-on-Pay”). In deciding how to vote on Proposal 3, we encourage you to carefully read the relevant portions of our Proxy Statement and consider the supplemental information below. We recommend that shareholders vote FOR Proposal 3.

Since our inception as a standalone public company in 2011 through 2020, we have received at least 90% shareholder support for our Say-on-Pay proposals every year. We have also received “for” Say-on-Pay vote recommendations from proxy advisory firms Institutional Shareholder Services Inc. (ISS) and Glass, Lewis & Co. (Glass Lewis) every year. For 2021, Glass Lewis has again recommended that MPC’s shareholders vote “for” our Say-on-Pay proposal while ISS has recommended that shareholders vote “against” our Say-on-Pay proposal.

In making its recommendation, ISS focused on the following one-time actions taken in the context of our recent CEO transition and in light of a transformational divestiture that was initiated under the leadership of our former Chairman and CEO and brought to definitive agreement under the leadership of our current CEO:

Restricted Stock Unit Grant to Mr. Heminger, MPC’s former Chairman and CEO

In late April 2020, the Compensation and Organization Development Committee granted Gary Heminger a 2020 long-term incentive (“LTI”) award valued at $6 million in the form of restricted stock units (RSUs) to recognize his meaningful leadership in advancing the $21 billion divestiture of our Speedway business. This one-time award was also made in exchange for Mr. Heminger’s agreement to enhanced non-competition and non-solicitation covenants, as well as his continued support in the leadership transition. The value of this award was consistent with the value of Mr. Heminger’s prior LTI grants, pro-rated for the length of his service in 2020, resulting in a nearly 60% reduction from his 2019 LTI award.

Promotional Restricted Stock Unit Grant to Mr. Hennigan, MPC’s current CEO

When Mike Hennigan was promoted to CEO in March 2020, the Compensation and Organization Development Committee granted him a promotional LTI award valued at $5.9 million in the form of RSUs. This one-time award was incremental to the LTI awarded to Mr. Hennigan prior to his promotion, 50% of which was performance based consistent with our 2020 LTI program, and was designed to bridge the difference between Mr. Hennigan’s new LTI target as CEO and his pre-promotion 2020 LTI target. Mr. Hennigan’s 2020 total target compensation package as our new CEO was approximately 22% lower than that of our former CEO. Mr. Hennigan’s award mix for 2021 is 60% performance based consistent with the redesign of our 2021 LTI program described below, and the mix of his future annual LTI awards will be consistent with the design of our LTI programs in place at the time of such awards.

MPC’s Executive Compensation Program — Redesigned for 2021

In addition to the leadership changes noted above, the Board’s appointment of a new chair of the Compensation and Organization Development Committee and the selection of a new independent compensation consultant, we undertook a holistic redesign of our compensation guiding principles and 2021 program design to support our business objectives, strengthen the performance orientation of our compensation program, and align more closely with the interests of our shareholders. Changes made to our executive compensation program, effective for 2021, include:

Annual Cash Bonus Program

•	Increased the weighting of financial performance metrics from 50% to 80% of the program.

•	Eliminated the prior program's 20% discretionary metric (while retaining the Committee's overall discretion to adjust awards under the program).

•	Added a new refining operating costs metric, which is a key management initiative imperative to our success.

•	Emphasized Environmental, Social and Governance (“ESG”) performance by adding a diversity, equality and inclusion metric, while continuing our focus on key sustainability metrics.*

Long-Term Incentive Program

•	Increased the performance-based component of MPC’s LTI program from 50% to 60% and redesigned our 2021 performance awards:

	o	Performance awards are now stock-denominated rather than cash-denominated to strengthen our executives’ alignment with shareholders.

	o	Performance awards are now measured over one three-year performance period.

	o	Performance comparison groups now include broader market indices (i.e., the S&P 500 Index and the Alerian MLP Index).

•	Simplified the LTI program by reducing the number of LTI award types granted to executives from five to three, eliminating stock options.

We ask for your support on Proposal 3

The actions described above demonstrate the Board’s commitment to ensuring our executive compensation programs are designed to align our executives’ interests with those of our shareholders and drive achievement of long-term goals that are important to MPC and its stakeholders. We believe the historical level of support on our Say-on-Pay proposals affirms our responsiveness to our shareholders and their trust in the Compensation and Organization Development Committee to appropriately design and implement our executive compensation programs. We therefore recommend you vote FOR Proposal 3 to approve, on an advisory basis, our named executive officer compensation.

To learn more about our recent compensation program actions at MPC, we have included an Executive Compensation Highlights summary on the following page.

* Our 2021 Annual Cash Bonus Program weights the ESG metric at 20%, with each of its four components weighted at 5%: Diversity, Equality and Inclusion; Greenhouse Gas (GHG) Intensity; Process Safety Events Rate; and Designated Environmental Incidents.

This information is being provided to shareholders in addition to the Proxy Statement filed by Marathon Petroleum Corporation with the United States Securities and Exchange Commission (the “SEC”) on March 15, 2021. Please read the complete Proxy Statement and accompanying materials carefully before you make a voting decision. Even if you have already given your proxy voting instructions, you can change your vote at any time before the Annual Meeting by giving new voting instructions as described in more detail in the Proxy Statement. The Proxy Statement and other documents filed by MPC with the SEC may be obtained free of charge at www.sec.gov and from MPC’s website at www.marathonpetroleum.com.

Executive Compensation Highlights

Recent Compensation Program Actions

Since January 1, 2020, the Compensation and Organization Development Committee has made a number of noteworthy changes to our executive compensation program, which we have described further in our Proxy Statement. The Committee took the following actions in part to recognize the challenging market environment created by the global pandemic and oil price tensions, to support our Company through those challenges and to drive achievement of goals that are important to our Company and its stakeholders.

2020

▶	No relaxation of performance metrics for our Annual Cash Bonus program or performance units despite meaningful impact of the pandemic on financial results
▶	Exercised negative discretion to reduce the payout percentage under our synergy performance unit program in light of the effects of the pandemic and 2020 business results on our share price
▶	Provided our new CEO with a total target compensation package approximately 22% lower than that of our former CEO
▶	Appointed a new independent compensation consultant
▶	Added a new greenhouse gas (GHG) intensity metric to our Annual Cash Bonus program

2021

▶	Undertook a holistic reevaluation of our executive compensation program and guiding principles
▶	Improved our Annual Cash Bonus program by increasing the weighting of financial performance metrics (from 50% to 80%), strengthening shareholder alignment and rewarding for areas of strategic focus
▶	Added a new Diversity, Equality & Inclusion metric to our Annual Cash Bonus program
▶	Simplified our Long-Term Incentive program while strengthening alignment with shareholders through a greater emphasis on performance-based equity

Shareholder-Friendly Executive Compensation Practices

Our executive compensation program includes many features that align with good governance practices, promote our pay-for-performance philosophy and mitigate risk to our shareholders, including the following:

WE DO:		WE DON’T:

✓	Cap performance metric achievement at 200%	✗	Pay dividends or dividend equivalents on unvested equity
✓	Grant a substantial portion of our long-term incentive awards based on relative total shareholder return	✗	Guarantee minimum bonus payments to any of our executive officers
✓	Maintain “double trigger” change-in-control payout provisions for all long-term incentive awards	✗	Allow the hedging or pledging of MPC common stock by our directors, officers or certain employees
✓	Conduct an annual shareholder Say-on-Pay vote on NEO compensation	✗	Provide excise tax gross-up provisions with regard to any change in control of MPC
✓	Limit business perquisites	✗	Provide tax gross-ups on perquisites (other than for relocation reimbursements in limited circumstances)
✓	Maintain significant stock ownership guidelines for NEOs
		✗	Grant stock options below fair market value as of the grant date
✓	Impose clawback provisions on both long-term incentive and short-term incentive awards
		✗	Allow the repricing of stock options without shareholder approval
✓	Require NEOs to hold all shares received under our incentive compensation plan for a minimum of one year after vesting

✓	Have an independent compensation consultant, retained directly by the Compensation and Organization Development Committee